EXHIBIT 99.2

FY 2024 speech

Good morning. I’m Dan O’Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for FY 2024.

I would like to discuss our Company condition and our product lines first along with what we think might occur in the first half of 2025. A substantial portion of this speech will address the recent food grade product contract and our actions to limit tariffs on international sales. I will comment on our financials in the second part of the speech.

NanoChem division: NCS represents approximately 70% of FSI’s revenue. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27™ and N Savr 30™ which are used to reduce nitrogen fertilizer loss from soil. In 2022, NCS started food grade toll operations.

TPA is used in agriculture to significantly increase crop yield. It acts by slowing crystal growth between fertilizer ions and other ions in the soil resulting in the fertilizer remaining available longer for the plants to use.

TPA is a biodegradable way of treating oilfield water to prevent scale. Preventing scale keeps oil recovery pipes from clogging.

TPA is also sold as a biodegradable ingredient in cleaning products, and as a water treatment chemical.

In our food division, a special version of TPA is sold as a stability aid.

SUN 27™ and N Savr 30™ are nitrogen conservation products. Nitrogen is a critical fertilizer that can be lost through bacterial breakdown, evaporation and soil runoff.

SUN 27™ is used to conserve nitrogen from attack by soil bacterial enzymes that cause evaporation while N Savr 30™ is effective at reducing nitrogen loss from leaching.

Food products: Our IL plant is food grade qualified and we have received our FDA and SQF certifications. We have commercialized one food product based on polyaspartates that was developed fully in house.

In January, we announced a significant food grade contract. In order to achieve the objectives of that contract, there are certain steps that must first be completed. For example, we need to install new, specialized equipment capable of manufacturing the product.

In addition, we need to install a new “clean room” because our current clean rooms are not suitable for the processes.

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There will be CAPEX associated with our efforts to earn this business as our food grade improvements over the last 2 years did not anticipate this new product category. We estimate additional CAPEX of approximately $4 million for equipment and plant improvements combined. We have substantial cash on hand in our US subsidiaries and access to a mostly unused LOC. There will be no equity financing needed.

CAPEX involving equipment and improvements requires lead time for delivery and installation time prior to testing leading, hopefully, to purchase orders for production. These lead times are being reduced as much as we can control and our estimate of the earliest that production could begin is Q4. After we are satisfied that we can manufacture the product at scale, and assuming that we can still meet our customer’s pricing expectations, we then hope to begin receiving purchase orders. As such, we believe that revenue could begin in Q4 and could reach significant levels by the start of 2026.

Managing to earn these future purchase orders and hopefully growing them to the estimated maximum revenue of $30 million per year is the critical goal of the next 4 - 6 quarters. We hope to execute this to the customers’ absolute satisfaction and obtain orders before taking on additional major projects.

As part of the clean room and equipment expansion program, we expect to be able to quickly increase capacity by adding duplicate equipment.

In addition, we have extra capacity in certain food product categories available and have done R&D toward significant business in several products. Therefore, we could accept new business from these potential customers provided it does not interfere with our primary efforts.

ENP Division: ENP represents most of our other revenue. ENP is focused on sales into the greenhouse, turf and golf markets. NCS sells into row crop agriculture. The mild growth we predicted for the second half of 2024 occurred and we expect this trend to continue in 2025 with the growth occurring in the second half of 2025.

The Florida LLC investment: The LLC was profitable for the 2024 year but sales to them were lower. The Company is focused on international agriculture sales into multiple countries. Its management has advised us that they estimate a return to growth in 2025 which should translate into increased revenue for FSI.

In third quarter 2024, we sold this asset for $2 million in cash and $800,000 per year for 5 years, a total of $6 million. Our total purchase price was $3.5 million. The LLC has retained us as an exclusive supplier for 5 years and we hope to extend the contract even longer by being better than any competitors. We also retain our rights to share in the LLC profits during the payout period according to our remaining ownership ratio.

The structure of the sale resulted in an accounting loss of $385 thousand applied to 2024. As we begin receiving the deferred payments in Q4 2025 through 2029, the loss will change to a gain. The temporary accounting treatment reduced earnings for 2024 by 3 cents per share.

Agricultural products in the US are selling reasonably well but crop prices are still not increasing at the rate of inflation. Growers are facing a conflict between rising costs and low crop prices. We feel that because our products help increase yield in some cases while reducing costs in others that we may be successful in growing sales in 2025. We should mention that counter-tariffs by countries affected by the US tariff policies may affect US grower profits and morale, therefore, their willingness to buy inputs. As a result, predictions are very difficult.

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Food division sales are projected to grow in 2025 depending on how early production of the new major product might begin and any increased uptake for our existing polymer food product.

Tariffs: Since 2019, several of our raw materials imported from China have included a 25% tariff. International customers are not charged the tariffs because we have applied for the export rebates available to recover the tariffs. The tariffs are affecting our cost of goods, our cash flow and our profits negatively. Rebates are extremely difficult to obtain even though we are entitled to them. We submitted our initial applications more than 5 years ago. The total dollar amount due to us is well in excess of $1 MM and grows each quarter. In December 2024, we hired a specialist consulting group to help us obtain the rebates due to us. It had become obvious that the rebate department of the US government was not willing to work with us directly. The consultants will take 10% of what is recovered.

Panama factory for international sales: We are pleased to disclose our long-term response to US tariff policy. We are developing a duplicate facility in the Country of Panama that will be capable of producing nearly all the agriculture and polymer products we sell to international customers. We estimate that first production from this factory will begin in Q3 2025. Equipment is being shipped now and installation will begin soon. CAPEX and operational costs to develop the new plant have been funded by cash flow and retained earnings. There will be no need for debt or equity financing.

Once operational, nearly all of our products for international sale will be made in Panama using raw materials sourced without the US tariffs. We will no longer have to pay tariffs on materials for US made products destined for export and then spend years getting the rebates. There will also be advantages related to shipping; the new plant is 30 minutes from a port. Inbound raw materials and outbound finished goods will not have to be shipped across the US, to and from IL, for our international customers. Delivery times will be shortened by many days.

Reducing shipping times and removing our exposure to tariffs on international sales could allow us to increase sales to existing customers and obtain new customers over the next 2 years.

Another important point is that, moving agriculture and polymer production to Panama, frees space at the IL plant so that food grade production can be optimized and expanded substantially as customers are found.

Shipping and Inventory: Shipping prices are stable but higher than prior to covid. Shipping times are reasonable on the routes we use. None of our products or raw materials ship through the Red Sea area. We ordered extra inventory to position on US soil ahead of January 20 2025. During the transition of agriculture and polymer production from IL to Panama, we may still need to bring some raw materials to the US. We will have to pay tariffs and then apply for rebates on those materials.

Raw material prices are stable but increasing slowly with inflation. Passing price increases, even small inflation related ones, along to customers always takes time. We negotiate price rises whenever we can.

GLP-1 drug production line: The drug compounding industry is a logical, long-term progression for FSI so, when a production line for injectable drugs became available at an extremely low price, we bought it. We intend to de-risk our possible entry by securing sales prior to further expenditure and by looking for partners. We will proceed only when we have reduced risk sufficiently.

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FSI has progressed from good manufacturing practice to food grade and SQF certification and production over the last 3 years. We have developed the skills to build and operate clean room environments as part of our food/nutrition division and are comfortable that our skills are transferable to drug operations.

Our careful entry into this area has allowed us to avoid the recent price drops and extra availability of GLP1 drugs. We remain extremely positive about this opportunity but finding advance orders and a partner is critical to success and may take significant time.

Highlights of the financial results:

We maintained our revenue in 2024, with better profits than in 2023. There was weakness in sales to the FL LLC in Q4 and our existing food customer engaged in inventory reduction. Absent these two variables, we would have recorded growth for the year. We anticipate a return to growth by the LLC and resumption of normal uptake by the food customer by Q2 2025. While there are many unknowns related to the new administration, we feel that we are well positioned to grow in 2025 with the growth concentrated in second half.

Sales for the year were flat compared with 2023; $38.23 MM vs $38.32 MM.

Profits: 2024 shows a profit of $3.04 million or 24 cents per share, compared to a profit of $2.78 million, or 22 cents per share, in 2023. [Note that 2024 profit would have been 27 cents except for the temporary accounting loss on the sale of the FL LLC.]

Operating Cash Flow: This non-GAAP number is useful to show our progress especially with non-cash items removed for clarity. For 2024, it was $7.08 million or 57 cents per share up from $4.60 million or 37 cents per share in 2023.

Additional factory space in Illinois: In the second quarter 2023 we invested to acquire 80% of an LLC called 317 Mendota that purchased a large building on 37 acres of land in Mendota IL. We have determined that 240,000 square feet is available for our use or for rental. The ENP division has moved all operations to 60,000 square feet of this building. A second tenant moved in during 2024. The remaining 130,000 square feet will be rented when suitable tenants are found.

Long-term debt: We continue to pay down our long-term debt according to the terms of the loans. The loan we used to buy our ENP division is paid in full in June this year. Our three-year note for equipment is fully paid in December 2025. This will free up over $2M in cash flow per year for other purposes.

Working capital is adequate for all our purposes. We have lines of credit with Stock Yards Bank for the ENP and NCS subsidiaries. We are confident that we can execute our plans with our existing capital.

The text of this speech will be available as an 8K filing on www.sec.gov by Thursday April 3rd. Email or fax copies can be requested from Jason Bloom at Jason@flexiblesolutions.com. Thank you, the floor is open for questions.

Flexible 8-K Item 8.01 Yr End Financial Results & Speech 4-1-25

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